Exhibit 99.1 State Street Corporation One Lincoln Street Boston, MA 02111 NYSE: STT www.statestreet.com
Boston, MA… October 18, 2022 News Release

STATE STREET REPORTS THIRD QUARTER 2022 EPS OF $1.80; $1.82 EXCLUDING NOTABLE ITEMS(a)
% changes noted below reflect year-over-year 3Q comparisons
STRONG NET INTEREST INCOME GROWTH OF 36%
COST DISCIPLINE CONTRIBUTED TO FLAT EXPENSES
PRE-TAX MARGIN OF 28.7%
INTEND TO REPURCHASE APPROXIMATELY $1 BILLION OF COMMON STOCK IN FOURTH QUARTER 2022

Ron O'Hanley, Chairman and Chief Executive Officer: "Our third-quarter results reflect the continued strength and resiliency of our business model in an increasingly challenging environment. We delivered strong net interest income growth, which enabled us to partially offset fee revenue headwinds from significantly weaker equity and fixed income markets. Operating expenses were well-controlled, as we carefully manage inflationary pressures, and invest in our people and innovative solutions for our clients, resulting in a healthy pre-tax margin for the quarter."

O'Hanley concluded: "Our continued strong results generated excess capital, which we are committed to returning to our shareholders as evidenced by our intention to repurchase approximately $1 billion of common stock in the fourth quarter of 2022. This plan for significant share repurchases, coupled with the recently announced 10% per share increase in our quarterly common stock dividend underscores our earnings strength."

FINANCIAL HIGHLIGHTS

(Table presents summary results, dollars in millions, except per share amounts, or where otherwise noted)	3Q22	2Q22	3Q21	% QoQ		% YoY
Income statement:
Total fee revenue	$2,299	$2,370	$2,504	(3)%		(8)%
Net interest income	660	584	487	13		36
Total revenue	2,959	2,953	2,990	—		(1)
Provision for credit losses	—	10	(2)	nm		nm
Total expenses	2,110	2,108	2,116	—		—
Net income	690	747	714	(8)		(3)

Financial ratios and other metrics:
Diluted earnings per share (EPS)	$1.80	$1.91	$1.96	(6)%		(8)%
Return on average common equity (ROE)	11.2%	12.1%	11.6%	(0.9)%	pts	(0.4)%	pts
Pre-tax margin	28.7	28.3	29.3	0.4%	pts	(0.6)%	pts
AUC/A ($ billions)(1)	$35,688	$38,180	$43,337	(7)%		(18)%
AUM ($ billions)(1)	3,265	3,475	3,862	(6)		(15)

(1) As of period-end.

(a) See "3Q22 Highlights" in this news release for a listing of notable items. Results excluding notable items and/or currency translation impact are non-GAAP measures. Please refer to the Addendum included with this news release for an explanation and reconciliation of non-GAAP measures.
Investor Contact: Ilene Fiszel Bieler +1 617-664-3477          Media Contact: Carolyn Cichon +1 617-664-8672

3Q22 HIGHLIGHTS
(all comparisons are to 3Q21, unless otherwise noted)

AUC/A and AUM
•Investment Servicing AUC/A as of quarter-end decreased 18% to $35.7 trillion, primarily driven by lower market levels, a previously disclosed client transition and the impact of currency translation, partially offset by new business installations
•Investment Management AUM as of quarter-end decreased 15% to $3.3 trillion, mainly reflecting lower market levels, Institutional net outflows and the impact of currency translation, partially offset by ETF and Cash net inflows

New business and strategy execution
•$233 billion of Investment Servicing mandates announced in 3Q22; quarter-end servicing assets to be installed in future periods of $3.4 trillion
◦New mandates driven by broad based wins across Asset Managers, Alternatives and Asset Owners, including expanded relationships with 2 existing State Street AlphaSM clients
◦$350 billion of AUC/A onboarded in 3Q22 across key client segments and geographies, with over two-thirds attributable to Alpha
•Investment Management Cash franchise continued to gain market share, with 3Q22 QoQ net inflows of $5 billion(a)
•Momentum across Front office software and data with annual recurring revenue (ARR) of $267 million, up 20%(b)

Revenue
•Fee revenue decreased 8%, largely reflecting lower average market levels, as well as the impact of currency translation, partially offset by higher FX trading services revenue
◦Servicing fees decreased 12%, or down 9% excluding currency translation(c)
◦Management fees decreased 10%, or down 7% excluding currency translation(c)
◦FX trading services increased 14%
◦Securities finance increased 4%
◦Software and processing fees increased 2%
•Net interest income (NII) increased 36%, reflecting rising global interest rates across the yield curve

Expenses
•Total expenses were flat, primarily reflecting continued productivity and optimization savings and the benefit from currency translation, which was offset by continued business investments and higher wages, marketing and travel costs
◦Compensation and employee benefits decreased 1%, or up 3% excluding currency translation(c)
◦Non-compensation expense increased 1%, or up 3% excluding currency translation(c)

(a) Sourced from Money Fund Analyzer, a service provided by iMoneyNet as of September 2022.
(b) See the endnotes included in the "In This News Release" section for explanations of Front office software and data annual recurring revenue (ARR).
(c) Results excluding notable items and/or currency translation impact are non-GAAP measures. Please refer to the Addendum included with this news release for an explanation and reconciliation of non-GAAP measures as well as the impact of currency translation on the respective line items.

Notable items

(Dollars in millions, except EPS amounts)	3Q22	2Q22	3Q21

Acquisition and restructuring costs	(13)	(12)	(18)

EPS impact	$(0.02)	$(0.03)	$(0.04)

Capital
•Standardized common equity tier 1 (CET1) of 13.2% decreased 0.3% points compared to 3Q21 and increased 0.3% points compared to 2Q22, primarily reflecting higher retained earnings and well controlled risk weighted assets (RWA)
•Tier 1 leverage ratio of 6.4% increased 0.1% points and 0.4% points compared to 3Q21 and 2Q22, respectively
•ROE of 11.2% decreased 0.4% points and 0.9% points compared to 3Q21 and 2Q22, respectively
•Capital return:
◦In 3Q22, State Street returned a total of $232 million of capital to shareholders through declared common dividends of $0.63 per share
◦Intend to repurchase approximately $1 billion of common stock in 4Q22

MARKET DATA
The following table provides a summary of selected financial information, including market indices and foreign exchange rates.

(Dollars in billions, except market indices and foreign exchange rates)	3Q22	2Q22	3Q21	% QoQ	% YoY

Assets under Custody and/or Administration (AUC/A)(1)(2)	$35,688	$38,180	$43,337	(6.5)%	(17.7)%
Assets under Management (AUM)(2)	3,265	3,475	3,862	(6.0)	(15.5)

Market Indices:(3)
S&P 500 Daily Average	3,980	4,106	4,422	(3.1)	(10.0)
S&P 500 EOP	3,586	3,785	4,308	(5.3)	(16.8)
MSCI EAFE Daily Average	1,848	1,998	2,338	(7.5)	(21.0)
MSCI EAFE EOP	1,661	1,846	2,281	(10.0)	(27.2)
MSCI Emerging Markets Daily Average	975	1,055	1,295	(7.6)	(24.7)
MSCI Emerging Markets EOP	876	1,001	1,253	(12.5)	(30.1)
Barclays Capital Global Aggregate Bond Index EOP	427	458	536	(6.8)	(20.3)

Foreign Exchange Volatility Indices:(3)
JPM G7 Volatility Index Daily Average	11.0	9.7	6.0	13.6	82.7
JPM Emerging Market Volatility Index Daily Average	12.0	12.0	8.7	(0.4)	37.4

Average Foreign Exchange Rate:
EUR vs. USD	1.007	1.065	1.179	(5.4)	(14.6)
GBP vs. USD	1.177	1.256	1.378	(6.3)	(14.6)
(1) Includes EOP assets under custody of $26,478 billion, $28,609 billion and $32,364 billion, as of 3Q22, 2Q22, and 3Q21, respectively.
(2) As of period-end.
(3) The index names listed in the table are service marks of their respective owners.

INDUSTRY FLOW DATA
The following table represents industry flow data.

(Dollars in billions)	3Q22	2Q22	1Q22	4Q21	3Q21	2Q21
North America - (US Domiciled) Morningstar Direct Market Data:(1)(2)
Long Term Funds	$(194)	$(278)	$(67)	$102	$150	$196
Money Market	(24)	(35)	(143)	201	15	33
ETF	110	93	181	157	77	123
Total Flows(3)	$(109)	$(220)	$(29)	$459	$242	$351

EMEA - Morningstar Direct Market Data:(1)(4)
Long Term Funds	$(89)	$(80)	$10	$155	$192	$226
Money Market	12	(7)	(69)	110	(4)	(10)
ETF	(3)	16	45	35	37	51
Total Flows(3)	$(80)	$(71)	$(14)	$299	$225	$267

(1) Industry data is provided for illustrative purposes only. It is not intended to reflect State Street or its clients' activity and is indicative of only segments of the entire industry. See endnotes included in the "In This News Release" section.
(2) 3Q22 data for North America includes actuals for July and August 2022 and Morningstar estimates for September 2022.
(3) Line items may not sum to total due to rounding.
(4) 3Q22 data for Europe is on a rolling three month basis for June 2022 through August 2022, sourced by Morningstar.

INVESTMENT SERVICING AUC/A
The following table presents AUC/A information by product and financial instrument.

(As of period end, dollars in billions)	3Q22	2Q22	3Q21	% QoQ	% YoY
Assets Under Custody and/or Administration(1)
By Product Classification:
Collective funds, including ETFs	$11,649	$13,609	$15,159	(14.4)%	(23.2)%
Mutual funds	9,289	9,642	11,505	(3.7)	(19.3)
Pension products	7,669	7,764	8,497	(1.2)	(9.7)
Insurance and other products	7,081	7,165	8,176	(1.2)	(13.4)
Total Assets Under Custody and/or Administration	$35,688	$38,180	$43,337	(6.5)%	(17.7)%
By Financial Instrument:
Equities	$19,889	$21,953	$25,350	(9.4)%	(21.5)%
Fixed-income	10,150	10,716	12,808	(5.3)	(20.8)
Short-term and other investments	5,649	5,511	5,179	2.5	9.1
Total Assets Under Custody and/or Administration	$35,688	$38,180	$43,337	(6.5)%	(17.7)%

(1) Consistent with past practice, AUC/A values for certain asset classes are based on a lag, typically one-month.

INVESTMENT MANAGEMENT AUM
The following tables present 3Q22 activity in AUM by product category.

(Dollars in billions)	Equity	Fixed- Income	Cash	Multi-Asset Class Solutions	Alternative Investments(1)	Total
Beginning balance as of June 30, 2022	$2,086	$550	$403	$202	$234	$3,475
Net asset flows:
Long-term institutional(2)	(2)	6	—	3	(7)	—
ETF	(9)	2	—	—	(7)	(14)
Cash fund	—	—	5	—	—	5
Total flows, net	$(11)	$8	$5	$3	$(14)	$(9)
Market appreciation/(depreciation)	(104)	(32)	4	(11)	(12)	(155)
Foreign exchange impact	(28)	(8)	(2)	(2)	(6)	(46)
Total market and foreign exchange impact	$(132)	$(40)	$2	$(13)	$(18)	$(201)

Ending balance as of September 30, 2022	$1,943	$518	$410	$192	$202	$3,265

(1) Includes real estate investment trusts, currency and commodities, including SPDR® Gold Shares and SPDR® Gold MiniSharesSM Trust, for which we are not the investment manager but act as the marketing agent.
(2) Amounts represent long-term portfolios, excluding ETFs.

(Dollars in billions)	3Q22	2Q22	1Q22	4Q21	3Q21
Beginning balance	$3,475	$4,022	$4,138	$3,862	$3,897
Net asset flows:
Long-term institutional(1)	—	(69)	14	28	(6)
ETF	(14)	(8)	17	50	13
Cash fund	5	15	20	1	(12)
Total flows, net	$(9)	$(62)	$51	$79	$(5)
Market appreciation/(depreciation)	(155)	(417)	(153)	208	(12)
Foreign exchange impact	(46)	(68)	(14)	(11)	(18)
Total market and foreign exchange impact	$(201)	$(485)	$(167)	$197	$(30)

Ending balance	$3,265	$3,475	$4,022	$4,138	$3,862

(1) Amounts represent long-term portfolios, excluding ETFs.

REVENUE

(Dollars in millions)	3Q22	2Q22	3Q21	% QoQ		% YoY
Back office servicing fees	$1,126	$1,205	$1,289	(6.6)%		(12.6)%
Middle office services	93	92	102	1.1		(8.8)
Servicing fees	1,219	1,297	1,391	(6.0)		(12.4)
Management fees	472	490	526	(3.7)		(10.3)
Foreign exchange trading services	319	331	279	(3.6)		14.3
Securities finance	110	107	106	2.8		3.8
Front office software and data	127	126	116	0.8		9.5
Lending related and other fees	57	62	64	(8.1)		(10.9)
Software and processing fees	184	188	180	(2.1)		2.2
Other fee revenue	(5)	(43)	22	88.4		nm
Total fee revenue	$2,299	$2,370	$2,504	(3.0)%		(8.2)%

Net interest income	660	584	487	13.0%		35.5%
Other income	—	(1)	(1)	nm		nm
Total Revenue	$2,959	$2,953	$2,990	0.2%		(1.0)%

Net interest margin (FTE)(a)	1.11%	0.94%	0.76%	17	bps	35	bps

Servicing fees decreased 12% compared to 3Q21, primarily driven by lower average market levels, lower client activity/adjustments, normal pricing headwinds and the impact of currency translation, partially offset by net new business. Servicing fees decreased 6% compared to 2Q22, mainly due to lower client activity/adjustments and average market levels, as well as the impact of currency translation.
•Back office servicing fees decreased 13% and 7% compared to 3Q21 and 2Q22, respectively (generally consistent with total servicing fees above)
•Middle office services decreased 9% compared to 3Q21, largely reflecting lower client activity/adjustments, but increased 1% compared to 2Q22

Management fees decreased 10% compared to 3Q21, largely reflecting lower average market levels, a previously reported client-specific pricing adjustment and the impact of currency translation, partially offset by the absence of the impact of money market fee waivers and ETF and Cash net inflows. Management fees decreased 4% compared to 2Q22, largely due to lower average market levels and the impact of currency translation.

Foreign exchange trading services increased 14% compared to 3Q21, primarily reflecting higher FX spreads, partially offset by lower client FX volumes. Foreign exchange trading services decreased 4% compared to 2Q22, mainly due to lower client FX volumes.

Securities finance increased 4% compared to 3Q21, largely from higher spreads, partially offset by lower Agency and Enhanced Custody balances. Securities finance increased 3% compared to 2Q22, primarily driven by higher Agency spreads.

Software and processing fees increased 2% compared to 3Q21, primarily driven by higher Front office software and data revenue associated with CRD, partially offset by lower lending fees. Software and processing fees decreased 2% compared to 2Q22, primarily driven by lower lending fees.
•Front office software and data increased 9% compared to 3Q21, primarily driven by higher software-enabled revenue related to new client implementations and continued SaaS client conversions. Front office software and data increased 1% compared to 2Q22, largely driven by higher software-enabled revenue, partially offset by lower professional services revenue

Other fee revenue decreased $27 million compared to 3Q21, largely due to negative market-related adjustments and lower fair value adjustments on equity investments. Other fee revenue increased $38 million compared to 2Q22, mainly reflecting fewer negative market-related adjustments.

(a) Net Interest Margin (NIM) is presented on a fully taxable-equivalent (FTE) basis. Refer to the Addendum for reconciliations of our FTE-basis presentation.

Net interest income (NII) increased 36% and 13% compared to 3Q21 and 2Q22, respectively, primarily driven by higher short-term interest rates from U.S. and international central bank rate hikes, partially offset by lower client deposits.

Total revenues were adversely impacted by currency translation by $83 million and $32 million when compared to 3Q21 and 2Q22, respectively.

EXPENSES

(Dollars in millions)	3Q22	2Q22	3Q21	% QoQ		% YoY
Compensation and employee benefits	$1,042	$1,046	$1,054	(0.4)%		(1.1)%
Information systems and communications	399	392	406	1.8		(1.7)
Transaction processing services	227	240	253	(5.4)		(10.3)
Occupancy	97	96	102	1.0		(4.9)
Acquisition and restructuring costs	13	12	18	8.3		(27.8)
Amortization of other intangible assets	58	60	62	(3.3)		(6.5)
Other	274	262	221	4.6		24.0
Total Expenses	$2,110	$2,108	$2,116	0.1%		(0.3)%
Total expenses, excluding notable items(a)	$2,097	$2,096	$2,098	—%		—%

Effective tax rate	18.7%	10.5%	18.5%	820	bps	20	bps

Compensation and employee benefits decreased 1% compared to 3Q21, mainly driven by the impact of currency translation, partially offset by higher headcount and higher merit increases. Compensation and employee benefits were flat compared to 2Q22 as lower contractor spend and the impact of currency translation were offset by higher incentive compensation and additional headcount.

Information systems and communications decreased 2% compared to 3Q21, largely due to productivity and vendor savings initiatives, partially offset by technology and infrastructure investments. Information systems and communications increased 2% compared to 2Q22, primarily due to the absence of prior period episodic credits.

Transaction processing services decreased 10% compared to 3Q21, mainly reflecting lower sub-custody costs. Transaction processing services decreased 5% compared to 2Q22, largely reflecting lower market data costs.

Occupancy decreased 5% compared to 3Q21, mainly reflecting the impact of currency translation. Occupancy increased 1% compared to 2Q22 primarily due to higher maintenance costs.

Acquisition and restructuring costs decreased 28% compared to 3Q21, primarily due to the absence of acquisition costs related to the acquisition of Charles River Development. Acquisition and restructuring costs increased 8% compared to 2Q22, mainly reflecting costs associated with the proposed acquisition of BBH Investor Services.

Other expenses increased 24% compared to 3Q21, largely reflecting higher marketing, travel costs and Foundation funding. Other expenses increased 5% compared to 2Q22, primarily due to higher professional fees and marketing costs.

Total expenses on both a GAAP and excluding notables basis were positively impacted by currency translation by $76 million and $35 million when compared to 3Q21 and 2Q22, respectively.

(a) See "3Q22 Highlights" in this news release for a listing of notable items. Results excluding notable items and/or currency translation impact are non-GAAP measures. Please refer to the Addendum included with this news release for an explanation and reconciliation of non-GAAP measures.as well as the impact of currency translation on the respective line items.

TAXES
The effective tax rate of 18.7% was relatively flat compared to 3Q21, but increased 8.2% points compared to 2Q22, primarily attributable to the absence of prior quarter discrete benefits.

CAPITAL AND LIQUIDITY
The following table presents preliminary estimates of regulatory capital and liquidity ratios for State Street Corporation.

(As of period end)	3Q22	2Q22	3Q21
Basel III Standardized Approach:
Common equity tier 1 ratio (CET1)	13.2%	12.9%	13.5%
Tier 1 capital ratio	14.9	14.6	15.2
Total capital ratio	16.2	15.9	16.6

Basel III Advanced Approaches:
Common equity tier 1 ratio (CET1)	14.0	13.5	13.8
Tier 1 capital ratio	15.9	15.3	15.5
Total capital ratio	17.1	16.5	16.9

Tier 1 leverage ratio	6.4	6.0	6.3
Supplementary leverage ratio	7.1	6.6	7.5

Liquidity coverage ratio	106%	106%	105%

Standardized capital ratios were binding for all periods included above.

CET1 ratio (standardized) decreased 0.3% points compared to 3Q21, primarily driven by lower accumulated other comprehensive income (AOCI) from higher interest rates, partially offset by higher retained earnings and lower RWA. CET1 ratio (standardized) increased 0.3% points compared to 2Q22, primarily reflecting higher retained earnings and well controlled RWA.

Tier 1 leverage ratio increased 0.1% points compared to 3Q21. Tier 1 leverage ratio increased 0.4% points compared to 2Q22 primarily due to a decrease in balance sheet size and higher retained earnings.

Liquidity coverage ratio (LCR) for State Street Corporation was approximately 106%, up 1% points from 3Q21 and flat compared to 2Q22. LCR for State Street Bank and Trust was approximately 116%.

INVESTOR CONFERENCE CALL AND QUARTERLY WEBSITE DISCLOSURE
State Street will webcast an investor conference call today, Tuesday, October 18, 2022, at 11:00 a.m. ET, available at http://investors.statestreet.com. The conference call will also be available via telephone, at (888) 396-8049. The Conference ID# is 91853150.

Recorded replay of the conference call will be available on the website and by telephone at (877) 674-7070 beginning approximately two hours after the call's completion. The Conference ID# is 91853150 and the Playback Passcode is 853150 #.

The telephone replay will be available for approximately one month following the conference call. This News Release, presentation materials referred to on the conference call and additional financial information are available on State Street's website, at http://investors.statestreet.com under “Investor Relations--Investor News & Events" and under the title “Events and Presentations".

State Street intends to publish updates to its public disclosure regarding regulatory capital, as required by the Basel III final rule, and the liquidity coverage ratio, on a quarterly basis on its website at
http://investors.statestreet.com, under "Filings & Reports". Those updates will be published each quarter, during the period beginning after State Street's public announcement of its quarterly results of operations and ending on or prior to the due date under applicable bank regulatory requirements (i.e., ordinarily, ending no later than 60 days following year-end or 40 to 45 days following each other quarter-end, as applicable). For 3Q22, State Street expects to publish its updates during the period beginning today and ending on or about November 9, 2022 and on or about November 14, 2022 for the liquidity coverage ratio.

State Street Corporation (NYSE: STT) is one of the world's leading providers of financial services to institutional investors including investment servicing, investment management and investment research and trading. With $35.7 trillion in assets under custody and/or administration and $3.3 trillion* in assets under management as of September 30, 2022, State Street operates globally in more than 100 geographic markets and employs approximately 41,000 worldwide. For more information, visit State Street's website at www.statestreet.com.
* Assets under management as of September 30, 2022 includes approximately $55 billion of assets with respect to SPDR® products for which State Street Global Advisors Funds Distributors, LLC (SSGA FD) acts solely as the marketing agent. SSGA FD and State Street Global Advisors are affiliated.

IN THIS NEWS RELEASE:
•State Street’s existing common share repurchase program authorization runs through the end of 2022. Stock purchases under our common stock repurchase programs may be made using various types of transactions, including open-market purchases, accelerated share repurchases or other transactions off the market, and may be made under Rule 10b5-1 trading programs. The timing and amount of any stock purchases and the type of transaction may not be ratable over the duration of the program, may vary from reporting period to reporting period and will depend on several factors, including our capital position and financial performance, investment opportunities, market conditions, the nature and timing of implementation of revisions to the Basel III framework, and the amount of common stock issued as part of employee compensation programs. The common share repurchase programs do not have specific price targets and may be suspended at any time. The amount and timing of each dividend declared on our common stock is subject to the approval of our Board of Directors.
•Expenses and other measures are sometimes presented excluding notable items/effects of currency translation. This is a non-GAAP presentation. See the Addendum to this News Release for an explanation and reconciliations of our non-GAAP measures.
•New asset servicing mandates, including announced front-to-back investment servicing clients, may be subject to completion of definitive agreements, approval of applicable boards and shareholders and customary regulatory approvals. New asset servicing mandates and servicing assets remaining to be installed in future periods exclude new business which has been contracted, but for which the client has not yet provided permission to publicly disclose and is not yet installed. These excluded assets, which from time to time may be significant, will be included in new asset servicing mandates and reflected in servicing assets remaining to be installed in the period in which the client provides its permission. Servicing mandates and servicing assets remaining to be installed in future periods are presented on a gross basis and therefore also do not include the impact of clients who have notified us during the period of their intent to terminate or reduce their relationship with State Street, which from time to time may be significant.
•New business in assets to be serviced is reflected in our AUC/A after we begin servicing the assets, and new business in assets to be managed is reflected in our AUM after we begin managing the assets. As such, only a portion of any new asset servicing and asset management mandates may be reflected in our AUC/A and AUM as of any particular date specified. Consistent with past practice, AUC/A values for certain asset classes are based on a lag, typically one-month. Generally, our servicing fee revenues are affected by several factors, including changes in market valuations, client activity and asset flows, net new business and the manner in which we price our services. We provide a range of services to our clients, including core custody services, accounting, reporting and administration and middle office services, and the nature and mix of services provided affects our servicing fees. The basis for fees will differ across regions and clients. The industry in which we operate has historically faced pricing pressure, and our servicing fee revenues are also affected by such pressures today. Consequently, no assumption should be drawn as to future revenue run rate from announced servicing wins or new servicing business yet to be installed, as the amount of revenue associated with AUC/A can vary materially. Management fees generally are affected by our level of AUM and differ based upon the nature, type and investment strategy of the investment product. Management fee revenue is more sensitive to market valuations than servicing fee revenue, as a higher proportion of the underlying services provided, and the associated management fees earned, are dependent on equity and fixed-income security valuations. Additional factors, such as the relative mix of assets managed, may have a significant effect on our management fee revenue. While certain management fees are directly determined by the values of AUM and the investment strategies employed, management fees may reflect other factors, including performance fee arrangements, as well as our relationship pricing for clients.
•Front office software and data ARR, an operating metric, is calculated by annualizing current quarter revenue for CRD and Mercatus and includes the annualized amount of most software-enabled revenue, including revenue generated from SaaS, maintenance and support revenue, FIX, and value-added services, which are all expected to be recognized ratably over the term of client contracts. ARR does not include software-enabled brokerage revenue and revenue from affiliates. Front office software and data ARR was $222 million, $251 million, and $267 million in 3Q21, 2Q22, and 3Q22, respectively.
•Revenue and pre-tax income reflects the application of ASC 606. Revenue recognition under ASC 606 results in the acceleration of a significant portion of revenues for on-premises software agreements when a client goes live or renews their contract with us. The amount of revenue recognized in any given quarter will be driven in large part by client activity, including agreements that renew or are installed in that quarter.
•Unless otherwise noted, all capital ratios referenced on this News Release and elsewhere in this presentation refer to State Street Corporation, or State Street, and not State Street Bank and Trust Company, or State Street Bank. The lower of capital ratios calculated under the Basel III advanced approaches and under the Basel III standardized approach are applied in the assessment of our capital adequacy for regulatory purposes. Standardized ratios were binding for 3Q22. Refer to the Addendum included with this News Release for additional information. All capital ratios are estimated. Liquidity Coverage Ratio (LCR) is a preliminary estimate based on a quarterly daily average.
•All earnings per share amounts represent fully diluted earnings per common share.

•Return on average common shareholders' equity is determined by dividing annualized net income available to common equity by average common shareholders' equity for the period.
•Quarter-over-quarter (QoQ) is a sequential quarter comparison. Year-on-year (YoY) is the current period compared to the same period a year ago.
•"AUC/A" denotes Assets Under Custody and/or Administration; "AUC" denotes Assets Under Custody; "AUM" denotes Assets Under Management; "SPDR" denotes Standard and Poor's Depository Receipt; "ETF" denotes Exchange-traded fund; "nm" denotes not meaningful; "EOP" denotes end of period.
•"CRD" denotes Charles River Development; "SaaS" denoted Software as a service; "FIX" denotes The Charles River Network's FIX Network Service (CRN); "on-premises" denotes on-premises revenue as recognized in the CRD business.
•"Libor" denotes London Inter-Bank Offered Rate; "Euribor" denotes Euro Inter-Bank Offered Rate.
•"RWA" denotes risk-weighted assets "AOCI" denotes Accumulated other comprehensive income; "AFS" denotes Available-for-sale; "SA-CCR" denotes Standard Approach for Counterparty Credit Risk.
•"FTE" denotes fully taxable-equivalent basis; NIM is presented on an FTE-basis. Refer to the Addendum for reconciliations of our FTE-basis presentation.
•Industry data is provided for illustrative purposes only. It is not intended to reflect State Street's or its clients' activity and is indicative of only selected segments of the entire industry.
◦Morningstar data includes long-term mutual funds, ETF’s and Money Market funds. Mutual fund data represents estimates of net new cash flow, which is new sales minus redemptions combined with net exchanges, while ETF data represents net issuance, which is gross issuance less gross redemptions. Data for Fund of Funds, Feeder funds and Obsolete funds were excluded from the series to prevent double counting. Data is from the Morningstar Direct Asset Flows database.
◦The long-term fund flows reported by Morningstar in North America are composed of US domiciled Market flows mainly in Equities, Allocation and Fixed Income asset classes. 3Q22 data for North America (US domiciled) includes Morningstar actuals for July and August 2022 and Morningstar estimates for September 2022.
◦The long-term funds flows reported by Morningstar direct in EMEA are composed of the European market flows mainly in Equities, Allocation and Fixed Incomes asset classes. 3Q22 data for Europe is on a rolling three month basis for June 2022 through August 2022, sourced by Morningstar.

FORWARD LOOKING STATEMENTS
This News Release (and the conference call referenced herein) contains forward-looking statements within the meaning of United States securities laws, including statements about our goals and expectations regarding our business, financial and capital condition, results of operations, strategies, the financial and market outlook, proposed acquisition of the Brown Brothers Harriman (BBH) Investor Services business, dividend and stock purchase programs, governmental and regulatory initiatives and developments, expense reduction programs, new client business, and the business environment. Forward-looking statements are often, but not always, identified by such forward-looking terminology as “outlook,” "intend," "target," “guidance,” “expect,” “priority,” “objective,” “plan,” “forecast,” “believe,” “anticipate,” “estimate,” “seek,” “may,” “will,” “trend,” “strategy” and “goal,” or similar statements or variations of such terms. These statements are not guarantees of future performance, are inherently uncertain, are based on current assumptions that are difficult to predict and involve a number of risks and uncertainties. Therefore, actual outcomes and results may differ materially from what is expressed in those statements, and those statements should not be relied upon as representing our expectations or beliefs as of any time subsequent to the time this News Release is first issued.
Important factors that may affect future results and outcomes include, but are not limited to:
•The consummation of our planned acquisition of the BBH Investor Services business is subject to the receipt of regulatory approvals and the satisfaction of other closing conditions, the failure or delay of which may prevent or further delay the consummation of the acquisition;
•We are engaged in ongoing dialogue with US and international banking regulators regarding the prolonged regulatory review process for our proposed acquisition of Brown Brothers Harriman’s Investor Services business. The current regulatory environment for M&A transactions involving G-SIBs is challenging. We have developed with BBH proposed modifications to the transaction, including changes to the operating model and legal entity structure, a reduction to the purchase price and changes to regulatory approvals required to consummate the transaction. We anticipate that a modified transaction would be somewhat more complex and include a delay in timing and amount of deal synergies, resulting in a slower path to accretion. While discussions with regulators on the proposed modified transaction are ongoing, the likelihood of a successful outcome is increasingly uncertain. There can be no assurance that a mutually acceptable modified transaction will be agreed and entered into, or as to the timing or outcome of any regulatory approvals and other closing conditions for a modified transaction. The modifications to the transaction remain subject to review and approval by both BBH’s partners and our Board of Directors. The Sale and Purchase Agreement allows each of State Street and BBH, the right to terminate the transaction upon written notice without a contractual penalty at any time;
•We are subject to intense competition, which could negatively affect our profitability;
•We are subject to significant pricing pressure and variability in our financial results and our AUC/A and AUM;
•Our development and completion of new products and services, including State Street Digital and State Street Alpha, and the enhancement of our infrastructure required to meet increased regulatory and client expectations for resiliency and the systems and process re-engineering necessary to achieve improved productivity and reduced operating risk, may involve costs and dependencies and expose us to increased risk;
•Our business may be negatively affected by our failure to update and maintain our technology infrastructure;
•The COVID-19 pandemic continues to exacerbate certain risks and uncertainties for our business;
•Acquisitions, strategic alliances, joint ventures and divestitures, and the integration, retention and development of the benefits of our acquisitions, pose risks for our business;
•Competition for qualified members of our workforce is intense, and we may not be able to attract and retain the highly skilled people we need to support our business;
•We could be adversely affected by geopolitical, economic and market conditions, including, for example, as a result of the ongoing war in Ukraine, challenging conditions in global equity markets, and recent disruptions impacting the UK gilts market;
•We have significant International operations, and disruptions in European and Asian economies could have an adverse effect on our consolidated results of operations or financial condition;
•Our investment securities portfolio, consolidated financial condition and consolidated results of operations could be adversely affected by changes in the financial markets;
•Our business activities expose us to interest rate risk;
•We assume significant credit risk to counterparties, who may also have substantial financial dependencies with other financial institutions, and these credit exposures and concentrations could expose us to financial loss;
•Our fee revenue represents a significant portion of our consolidated revenue and is subject to decline based on, among other factors, market and currency declines, investment activities of our clients and their business mix;
•If we are unable to effectively manage our capital and liquidity, our consolidated financial condition, capital ratios, results of operations and business prospects could be adversely affected;

•We may need to raise additional capital or debt in the future, which may not be available to us or may only be available on unfavorable terms;
•If we experience a downgrade in our credit ratings, or an actual or perceived reduction in our financial strength, our borrowing and capital costs, liquidity and reputation could be adversely affected;
•Our business and capital-related activities, including common share repurchases, may be adversely affected by capital and liquidity standards required as a result of capital stress testing;
•We face extensive and changing government regulation in the jurisdictions in which we operate, which may increase our costs and compliance risks;
•We are subject to enhanced external oversight as a result of the resolution of prior regulatory or governmental matters;
•Our businesses may be adversely affected by government enforcement and litigation;
•Any misappropriation of the confidential information we possess could have an adverse impact on our business and could subject us to regulatory actions, litigation and other adverse effects;
•Our calculations of risk exposures, total RWA and capital ratios depend on data inputs, formulae, models, correlations and assumptions that are subject to change, which could materially impact our risk exposures, our total RWA and our capital ratios from period to period;
•Changes in accounting standards may adversely affect our consolidated financial statements;
•Changes in tax laws, rules or regulations, challenges to our tax positions and changes in the composition of our pre-tax earnings may increase our effective tax rate;
•The transition away from LIBOR may result in additional costs and increased risk exposure;
•Our control environment may be inadequate, fail or be circumvented, and operational risks could adversely affect our consolidated results of operations;
•Cost shifting to non-U.S. jurisdictions and outsourcing may expose us to increased operational risk, geopolitical risk and reputational harm and may not result in expected cost savings;
•Attacks or unauthorized access to our information technology systems or facilities, or those of the third parties with which we do business, or disruptions to our or their continuous operations, could result in significant costs, reputational damage and impacts on our business activities;
•Long-term contracts expose us to pricing and performance risk;
•Our businesses may be negatively affected by adverse publicity or other reputational harm;
•We may not be able to protect our intellectual property;
•The quantitative models we use to manage our business may contain errors that could result in material harm;
•Our reputation and business prospects may be damaged if our clients incur substantial losses or are restricted in redeeming their interests in investment pools that we sponsor or manage;
•The impacts of climate change, and regulatory responses to such risks, could adversely affect us; and
•We may incur losses as a result of unforeseen events including terrorist attacks, natural disasters, the emergence of a new pandemic or acts of embezzlement.
Other important factors that could cause actual results to differ materially from those indicated by any forward-looking statements are set forth in our 2021 Annual Report on Form 10-K and our subsequent SEC filings. We encourage investors to read these filings, particularly the sections on risk factors, for additional information with respect to any forward-looking statements and prior to making any investment decision. The forward-looking statements contained in this News Release (and the conference call referenced herein) should not by relied on as representing our expectations or beliefs as of any time subsequent to the time this News Release is first issued, and we do not undertake efforts to revise those forward-looking statements to reflect events after that time.